Exhibit 99.1

MoSys, Inc. Announces Plan to Exit Analog/Mixed-Signal Product Lines

Annualized Cost Savings Expected to Approximate $6.0 Million

SUNNYVALE, Calif.--(BUSINESS WIRE)--December 10, 2008--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory, today announced that it has initiated a plan to exit its analog/mixed-signal product lines, which include the mixed-signal chip designs acquired from Atmel Corporation in 2007. The plan reflects the Company’s initiative to exit unprofitable and non-core product lines, reduce losses from operations and focus on the development and licensing of its memory technologies. The Company expects to realize annualized cost savings of approximately $6.0 million. The board of directors has authorized management to pursue the sale of all or part of the assets associated with these product lines and this process is ongoing.

Additionally, as a result of this action, the Company will eliminate approximately 90 positions associated with the analog/mixed-signal design teams located in China and Romania. The Company expects to complete the headcount reductions and related activities by the end of the first quarter of 2009.

“Since my arrival at MoSys late in 2007, we have been conducting an in-depth evaluation of our technology, products and the markets we serve in order to accelerate the growth and expansion of our business. As a result of this evaluation, we have determined that the time and investment required to further support the analog/mixed-signal product lines is not in the best interest of the Company or its stockholders, especially when considering the current global economic environment,” stated Len Perham, MoSys’ President and Chief Executive Officer. “In particular, the continued deterioration of the economy has had a severe effect on consumer spending. This has caused the Blu-Ray market to decline considerably against projections and greatly reduced our opportunities to penetrate the analog intellectual property market. Today’s announcement and the anticipated reduction in operating expenses will better position us to pursue additional growth opportunities in our core embedded memory business and to drive improved financial performance. We remain focused on leveraging our memory technology for strategic product and technology development to address the design challenges of our customers and foundry partners, as well as executing on our sales initiatives to secure additional license agreements and build our royalty streams.”

The Company expects to record restructuring-related charges in the fourth quarter of 2008 of up to $3.3 million. It expects to incur costs of up to $1.5 million for severance benefits, lease obligations and other related expenses that will be paid in 2009. The Company believes non-cash asset impairment charges related to the exit will approximate $1.8 million.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company's 1T-SRAM, 1T-FLASH and analog/mixed-signal technologies, the Company's execution and results, improving operational efficiencies, growth of the business and future business prospects, the expected restructuring charges and costs and cost savings, including the timing of such savings, related to the product line exit plan.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, the risks, uncertainties and assumptions including the timing and execution of plans and programs subject to local labor law requirements, including consultation with appropriate works councils; assumptions related to potential severance costs, as well as other risks identified in the Company's most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory intellectual property (IP) technologies for advanced SoCs used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys' embedded memory IP has been included in more than 160 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, 972-239-5119 ext. 126
btwing@sheltongroup.com